Global Crossing Announces Exchange Offer for Its

12% Senior Secured Notes Due 2015

FOR IMMEDIATE RELEASE: THURSDAY, JULY 1, 2010

Florham Park, N.J. -- Global Crossing Limited (NASDAQ: GLBC), has commenced an exchange offer for any and all of its outstanding $750,000,000 in aggregate principal amount of 12% Senior Secured Notes due 2015 (CUSIP Nos. 37932J AB9 and G3921A AA8) (the "Original Notes"). The Original Notes were issued on September 22, 2009, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Holders of the Original Notes may exchange them for an equal principal amount of a new issue of 12% Senior Secured Notes due 2015 (the "New Notes"), which have been registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. Terms of the New Notes are substantially identical to those of the Original Notes, except that certain transfer restrictions, registration rights, and additional interest provisions relating to the Original Notes do not apply to the New Notes and the New Notes will bear a different CUSIP number. The New Notes will accrue interest from and including March 15, 2010, which is the last date on which interest was paid on the Original Notes.

The exchange offer is being conducted to satisfy Global Crossing's obligations under the terms of a registration rights agreement entered into in connection with the initial issuance of the Original Notes, and does not represent a new financing transaction. Global Crossing will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m. New York City time on Friday, July 30, 2010, unless extended or terminated. Tenders of the Original Notes must be properly made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, can be obtained from the exchange agent, Wilmington Trust FSB, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1626, Attention: Sam Hamed, telephone (302) 636-6181.

This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that are being distributed to the holders of the Original Notes and have been filed with the Securities and Exchange Commission.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP and Ethernet solutions provider with the world's first integrated global IP-based network. The company offers a full range of data, voice and collaboration services with an industry leading customer experience and delivers service to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers converged IP services to more than 700 cities in more than 70 countries around the world.

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CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com